Exhibit 24(b)(8.72)

AMENDMENT NO. 1 TO THE FUND PARTICIPATION, ADMINISTRATIVE AND SHAREHOLDER SERVICE AGREEMENT

This Amendment No. 1, entered into on         October 14     , 2020 and effective as of January 1, 2020, amends the Fund Participation, Administrative and Shareholder Service Agreement, dated as of July 25, 2016 (the “Agreement”), by and between Voya Retirement Insurance and Annuity Company (the “Company”), Voya Financial Partners, LLC, and Voya Investments Distributor, LLC (the “Distributor”) and each non-retail, insurance dedicated, registered investment company listed on Schedule A to the Agreement (each a “Registrant”) on its own behalf and on behalf of each of its series or classes of shares described in Schedule B to the Agreement.

WITNESSETH

WHEREAS, the parties desire to amend the Agreement to replace Schedule B; and

NOW, THEREFORE, the parties agree as follows:

1.     Schedule B to the Agreement is deleted in its entirety and is replaced with the attached Amended Schedule B.

2.     Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.     The Amendment may be executed in several counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument.

4.     In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first above written.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/Scott Stevens	By:	/s/Andrew Schlueter
Name:	Scott Stevens	Name:	Andrew Schlueter
Title:	Vice President	Title:	Vice President
Date:	10/14/20	Date:	10/14/2020

VOYA FINANCIAL PARTNERS, LLC	ON BEHALF OF THE REGISTRANTS

By:	/s/Scott Stevens	By:	/s/Andrew Schlueter
Name:	Scott Stevens	Name:	Andrew Schlueter
Title:	Vice President	Title:	Vice President
Date:	10/14/20	Date:	10/14/2020

Schedule B

Funds and Fees

Funds: Except as otherwise provided for in this Agreement, this Agreement shall apply to all of the classes of all Voya retail funds distributed by Distributor that, in accordance with their respective registration statements, are available to offer shares of one or more of this series to the Plans, either directly or indirectly, whether such funds or classes are currently established or are established hereafter, and whether such shares are currently outstanding or being offered or are offered and sold in the future (each a “Fund” and collectively, the “Funds” and each a “Class” and collectively the “Classes”, as applicable). For clarity, Class R6 and Z shares of the Funds are only available to the Company so long as the Company neither receives nor requests any type of compensation (including servicing, administrative, and revenue sharing payments) from the Funds, the Distributor or an affiliate of such entities with respect to the Class R6 or Z shares. Voya Russia Fund is not available for purchase under this Agreement. Class A and C shares of the Funds are also not available for purchase under this Agreement. For Voya funds-of-funds (“FoFs”), the Funds and the Distributor will only pay amounts on assets in direct shareholder accounts in FoFs.  For the avoidance of doubt, neither the Funds nor the Distributor will pay any amounts on the same assets in the underlying funds in FoFs.

Except as set forth below, and subject to obtaining any required regulatory approvals, the Funds and the Distributor will pay no fee or compensation to Company or Company Distributor under this Agreement.

1. Distribution 12b-1 Fee:

(a) Rate and Calculation: Subject to the qualifications below, as compensation for the Distribution Services rendered herein, Distributor will pay Company or Company Distributor a monthly 12b-1 distribution fee at the rate set forth in each applicable Fund’s Prospectus and related Rule 12b-1 plan established pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) (the “Distribution 12b-1 Fee”). To the extent that Company receives a Distribution 12b-1 Fee, it will pass the entire amount to the Company Distributor. Company Parties acknowledge that any Distribution 12b-1 Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Fund. Company Parties also acknowledge and agree that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Fund, and the Company Parties agree to waive payment of such fee unless and until the Distributor has received payment from the applicable fund.

(b) Payment: Distributor will pay Distribution 12b-1 Fees within 30 days of the end of each calendar month and shall pay any amounts due for Distribution and Shareholder Services provided up to the termination date, if any, of this Agreement, except for the provision set forth in Section 8 of this Agreement.

2. Shareholder Servicing Fee:

(a) The Shareholder Servicing Fee (as defined below) provided pursuant to this Agreement is for the Shareholder Services described in this Agreement and is not for or conditioned upon the performance of marketing or other distribution-related activities on behalf of the Funds. Subject to the qualifications below, as compensation for the Shareholder Services rendered herein, Distributor will pay Company or Company Distributor a monthly shareholder servicing fee at the rate set forth in each applicable Fund’s Prospectus and related shareholder servicing plan (whether or not adopted pursuant to Rule 12b-1) (the “Shareholder Servicing Fee”). Company Parties acknowledge that any Shareholder Servicing Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Fund. Company Parties also acknowledge and agree that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Fund, and the Company Parties agree to waive payment of such fee unless and until the Distributor has received payment from the applicable Fund.

(b) Payment: Distributor will pay shareholder servicing fees within 30 days of the end of each calendar month and shall pay any amounts due for Distribution and Shareholder Services provided up to the termination date, if any, of this Agreement, except for the provision set forth in Section 8 of this Agreement.

3. Sub-TA Fee:

(a) The Sub-TA Fee provided pursuant to this Agreement is for recordkeeping and administrative services only, and is not for or conditioned upon the performance of marketing or other distribution-related activities on behalf of the Funds.  Subject to the qualifications below, as compensation for the Sub-TA Services rendered herein, Distributor or a Fund will pay Company a monthly Sub-TA Fee at the rates set out below (the “Sub-TA Fee”).

o     xx basis points (.xx%) for assets invested in equity and target date Voya Funds (excluding assets in Class R6 shares and Class Z shares), of which the Funds will pay up to a maximum of $xx per account.  If the total cost of services provided exceeds the maximum amounts payable by the Funds, any additional amount due shall be provided as compensation for the additional administrative costs by Distributor, or an affiliate of Distributor.

o     xx basis points (.xx%) for assets invested in fixed-income Funds (excluding assets in Class R6 shares and Class Z shares), of which the Funds will pay up to a maximum of $xx per account.  If the total cost of services provided exceeds the maximum amounts payable by the Funds, any additional amount due shall be provided as compensation for the additional administrative costs by Distributor, or an affiliate of Distributor.

(b) Payment: Distributor or a Fund, as applicable, will pay Sub-TA Fees within 30 days of the end of each calendar month and shall pay any amounts due for Sub-TA Services up to the termination date, if any, of this Agreement, except for the provision set forth in Section 8 of this Agreement.